Exhibit 99.1
STONE ENERGY CORPORATION
Announces Upcoming Presentations at Barclays Capital Energy-Power Conference and Rodman & Renshaw Global Investment Conference
LAFAYETTE, LA. September 1, 2011
Stone Energy Corporation (NYSE: SGY) today announced that David H. Welch, the company’s President and Chief Executive Officer, Kenneth H. Beer, Executive Vice President and Chief Financial Officer, and Richard L. Smith, Executive Vice President of Exploration and Business Development, will be presenting at the Barclays Capital CEO Energy-Power Conference in New York at 3:45 p.m. eastern time on Tuesday, September 6, 2011. A live webcast will be available in the “Events and Presentations” section of the company’s website, www.StoneEnergy.com. In addition, the presentation material will also be available in the “Events and Presentations” section of the company’s website within 24 hours of the presentation.
The company also announced that David H. Welch, the company’s President and Chief Executive Officer, and Kenneth H. Beer, Executive Vice President and Chief Financial Officer, will be presenting at the Rodman & Renshaw Annual Global Investment Conference in New York at 10:50 a.m. eastern time on Monday, September 12, 2011. The presentation material will be available in the “Events and Presentations” section of the company’s website within 24 hours of the presentation.
Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.